Exhibit 99.1

PRESS RELEASE

Investor Relations:

Alex Spong

303-222-2552

Chipotle Mexican Grill, Inc. Announces Fourth Quarter and Full Year 2012 Results

Denver, Colorado – (Business Wire) – February 5, 2013 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its fourth quarter and full year ended December 31, 2012.

Highlights for the fourth quarter of 2012 as compared to the fourth quarter of 2011 include:

•	Revenue increased 17.2% to $699.2 million

•	Comparable restaurant sales increased 3.8%

•	Restaurant level operating margin was 24.6%, a decrease of 150 basis points

•	Net income was $61.4 million, an increase of 6.8%

•	Diluted earnings per share was $1.95, an increase of 7.7%

•	Opened 60 new restaurants

Highlights for the twelve months ended December 31, 2012 as compared to the prior year include:

•	Revenue increased 20.3% to $2.73 billion

•	Comparable restaurant sales increased 7.1%

•	Restaurant level operating margin was 27.1%, an increase of 110 basis points

•	Net income was $278.0 million, an increase of 29.3%

•	Diluted earnings per share was $8.75, an increase of 29.4%

•	Opened 183 new restaurants

“During 2012, we remained focused on our mission to change the way people think about and eat fast food. We’re rewriting the fast food rules, sourcing more and more sustainably raised ingredients and respecting farmers, the environment, animals, and ultimately our customers. Our food culture has always set us apart from other fast food restaurants by using great quality ingredients and preparing food using classic cooking techniques in open kitchens on display for all to see. People appreciate these things and we’ll continue to stay focused on them,” said Steve Ells, Founder, Chairman and Co-CEO of Chipotle.

Results for the fourth quarter 2012

Revenue for the quarter was $699.2 million, up 17.2% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and a 3.8% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily driven by the impact of increased traffic.

During the quarter we opened 60 new restaurants, bringing the total restaurant count to 1,410.

Food costs were 33.5% of revenue, an increase of 130 basis points driven by higher commodity costs. Higher commodity costs were primarily driven by increases in beef costs including steak and barbacoa, and to a lesser extent by increases in the cost of salsa ingredients and dairy.

Restaurant level operating margin was 24.6% in the quarter, a decrease of 150 basis points from the prior year period. The decrease was primarily driven by higher food costs.

G&A costs were 6.2% of revenue, down 20 basis points from the prior year period due to favorable sales leverage. Net income for the fourth quarter of 2012 was $61.4 million, or $1.95 per diluted share, compared to $57.5 million, or $1.81 per diluted share, in the fourth quarter of 2011.

Results for the full year ended December 31, 2012

Revenue for the full year of 2012 was $2.73 billion, up 20.3% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and a 7.1% increase in comparable restaurant sales. Comparable restaurant sales growth was primarily driven by increased traffic as well as the impact from menu price increases, most of which were taken in 2011.

During the full year, we opened 183 new Chipotle restaurants, bringing the total restaurant count to 1,410.

Restaurant level operating margin was 27.1% for the full year 2012, an increase of 110 basis points from the prior year. The increase was primarily driven by the impact of leverage from higher restaurant sales partially offset by higher food costs.

G&A costs for the full year 2012 were 6.7% of revenue, 10 basis points higher than the prior year. The increase as a percent of revenue was driven by higher non-cash stock based compensation expense and the biennial All Managers’ Conference, partially offset by the positive impact of comparable restaurant sales growth.

Net income for the full year 2012 was $278.0 million, or $8.75 per diluted share, compared to $214.9 million, or $6.76 per diluted share for 2011.

Our Board of Directors has also approved the investment of up to an additional $100 million, exclusive of commissions, to repurchase shares of our common stock. This repurchase authorization, in addition to up to approximately $80 million available as of February 5th for repurchases under previously announced repurchase authorizations, may be modified, suspended, or discontinued at any time.

“Our empowered restaurant teams once again were able to attract more people into our restaurants, creating positive comparable sales at Chipotle despite a sluggish economy and the roll off of our price increase. We feel confident in our continued ability to drive sales growth in 2013 through a combination of new restaurant growth and our top performing, empowered restaurant teams creating an extraordinary dining experience for our customers,” said Monty Moran, co-CEO of Chipotle.

Outlook

For 2013, management expects the following:

•	165 – 180 new restaurant openings

•	Flat to low single digit comparable restaurant sales excluding additional menu price increases

•	An effective full year tax rate of approximately 38.5%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss complete fourth quarter and full year 2012 financial results on Tuesday, February 5, 2013 at 4:30 PM Eastern time. A press release with final, fourth quarter and full year 2012 financial results will be issued at approximately 4:00 PM Eastern time that same day.

The conference call can be accessed live over the phone by dialing 1-888-378-0346 or for international callers by dialing 1-719-325-2126. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers; the password is 8955490. The replay will be available until February 12, 2013. The call will be webcast live from the company’s website at chipotle.com under the investor relations section. An archived webcast will be available one hour after the end of the call.

About Chipotle

Steve Ells, Founder, Chairman and Co-Chief Executive Officer, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and raised responsibly with respect for the animals, the land, and the farmers who produce the food. A similarly focused people culture, with an emphasis on identifying and empowering top performing employees, enables us to develop future leaders from within. Chipotle opened its first restaurant in 1993 and currently operates over 1,400 restaurants. For more information, visit chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including the expression of confidence in our ability to drive top-line sales growth, and statements regarding possible stock purchases as well as statements under the heading “Outlook” of our expected number of new restaurant openings, comparable restaurant sales increases, and effective tax rates in 2013, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases due to factors such as decreased consumer spending and economic uncertainty, our possible inability to increase menu prices or realize the benefits of menu price increases, or the impact of competition; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; the risk of food-borne illnesses and other health concerns about our food; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity strategy, including supply shortages; the effect of competition in the restaurant industry; the effects of continuing economic uncertainty on our business and on our suppliers, landlords and potential developers; risks relating to litigation; risks relating to our insurance coverage and self-insurance; our dependence on key personnel; risks related to our marketing and advertising strategies; security risks associated with the acceptance of electronic payment cards or electronic storage of confidential customer or employee information; the uncertainty of our ability to protect our name, logo and other proprietary information or the reputation of our brand; the potential effects of inclement weather; risks related to the tax treatment of our separation from McDonald’s; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on our Web site at chipotle.com

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(unaudited)

(in thousands, except per share data)

	Three Months ended December 31
	2012		2011
Revenue	$699,161	100.0%	$596,749	100.0%

Restaurant operating costs
(Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	234,330	33.5	191,898	32.2
Labor	167,301	23.9	142,080	23.8
Occupancy	45,391	6.5	38,647	6.5
Other operating costs	80,350	11.5	68,435	11.5
General and administrative expenses	43,174	6.2	37,988	6.4
Depreciation and amortization	22,141	3.2	19,198	3.2
Pre-opening costs	3,383	0.5	3,145	0.5
Loss on disposal of assets	903	0.1	1,490	0.2

Total operating expenses	596,973	85.4	502,881	84.3

Income from operations	102,188	14.6	93,868	15.7
Interest and other income (expense), net	462	0.1	414	0.1

Income before income taxes	102,650	14.7	94,282	15.8
Provision for income taxes	(41,297)	(5.9)	(36,809)	(6.2)

Net income	$61,353	8.8%	$57,473	9.6%

Other comprehensive income:
Foreign currency translation adjustments	242		(493)

Comprehensive income	$61,595		$56,980

Earnings per share:
Basic	$1.96		$1.84

Diluted	$1.95		$1.81

Weighted average common shares outstanding:
Basic	31,303		31,281

Diluted	31,486		31,784

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

	Year ended December 31
	2012		2011
Revenue	$2,731,224	100.0%	$2,269,548	100.0%

Restaurant operating costs
(Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	891,003	32.6	738,720	32.5
Labor	641,836	23.5	543,119	23.9
Occupancy	171,435	6.3	147,274	6.5
Other operating costs	286,610	10.5	251,208	11.1
General and administrative expenses	183,409	6.7	149,426	6.6
Depreciation and amortization	84,130	3.1	74,938	3.3
Pre-opening costs	11,909	0.4	8,495	0.4
Loss on disposal of assets	5,027	0.2	5,806	0.3

Total operating expenses	2,275,359	83.3	1,918,986	84.6

Income from operations	455,865	16.7	350,562	15.4
Interest and other income (expense), net	1,820	0.1	(857)	(0.0)

Income before income taxes	457,685	16.8	349,705	15.4
Provision for income taxes	(179,685)	(6.6)	(134,760)	(5.9)

Net income	$278,000	10.2%	$214,945	9.5%

Other comprehensive income:
Foreign currency translation adjustments	827		(409)

Comprehensive income	$278,827		$214,536

Earnings per share:
Basic	$8.82		$6.89

Diluted	$8.75		$6.76

Weighted average common shares outstanding:
Basic	31,513		31,217

Diluted	31,783		31,775

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	December 31
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$322,553	$401,243
Accounts receivable, net of allowance for doubtful accounts of $1,187 and $208 as of December 31, 2012 and 2011, respectively	16,800	8,389
Inventory	11,096	8,913
Current deferred tax asset	8,862	6,238
Prepaid expenses and other current assets	27,378	21,404
Income tax receivable	9,612	—
Investments	150,306	55,005

Total current assets	546,607	501,192
Leasehold improvements, property and equipment, net	866,703	751,951
Long term investments	190,868	128,241
Other assets	42,550	21,985
Goodwill	21,939	21,939

Total assets	$1,668,667	$1,425,308

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$58,700	$46,382
Accrued payroll and benefits	71,731	60,241
Accrued liabilities	56,278	46,456
Current portion of deemed landlord financing	143	133
Income tax payable	—	4,241

Total current liabilities	186,852	157,453
Deferred rent	167,057	143,284
Deemed landlord financing	3,386	3,529
Deferred income tax liability	48,947	64,381
Other liabilities	16,499	12,435

Total liabilities	422,741	381,082

Shareholders’ equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of December 31, 2012 and 2011	—	—
Common stock $0.01 par value, 230,000 shares authorized, and 34,912 and 34,357 shares issued as of December 31, 2012 and 2011, respectively	349	344
Additional paid-in capital	816,612	676,652
Treasury stock, at cost, 3,819 and 3,105 common shares at December 31, 2012 and 2011, respectively	(521,518)	(304,426)
Accumulated other comprehensive income	1,024	197
Retained earnings	949,459	671,459

Total shareholders’ equity	1,245,926	1,044,226

Total liabilities and shareholders’ equity	$1,668,667	$1,425,308

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

	Years ended December 31
	2012	2011
Operating activities
Net income	$278,000	$214,945
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	84,130	74,938
Deferred income tax provision (benefit)	(18,057)	11,935
Loss on disposal of assets	5,027	5,806
Bad debt allowance	1,046	239
Stock-based compensation expense	64,276	41,382
Excess tax benefit on stock-based compensation	(73,210)	(38,786)
Other	522	2,501
Changes in operating assets and liabilities:
Accounts receivable	(9,438)	(2,970)
Inventory	(2,180)	(1,816)
Prepaid expenses and other current assets	(5,954)	(5,399)
Other assets	(20,539)	(7,350)
Accounts payable	7,849	9,432
Accrued liabilities	21,307	17,451
Income tax payable/receivable	59,357	66,555
Deferred rent	23,765	19,624
Other long-term liabilities	4,062	2,609

Net cash provided by operating activities	419,963	411,096

Investing activities
Purchases of leasehold improvements, property and equipment	(197,037)	(151,147)
Acquisition of interests in equity method investment	—	(586)
Purchases of investments	(213,462)	(183,251)
Maturities of investments	55,000	124,766

Net cash used in investing activities	(355,499)	(210,218)

Financing activities
Acquisition of treasury stock	(217,092)	(63,508)
Proceeds from employee stock plan transactions	481	574
Excess tax benefit on stock-based compensation	73,210	38,786
Payments on deemed landlord financing	(133)	(120)

Net cash used in financing activities	(143,534)	(24,268)

Effect of exchange rate changes on cash and cash equivalents	380	(205)
Net change in cash and cash equivalents	(78,690)	176,405
Cash and cash equivalents at beginning of period	401,243	224,838

Cash and cash equivalents at end of period	$322,553	$401,243

Supplemental disclosures of cash flow information
Income taxes paid	$138,385	$56,270

Increase in purchases of leasehold improvements, property and equipment accrued in accounts payable	$4,455	$3,249

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

(dollars in thousands)

	For the three months ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
Number of restaurants opened	60	36	55	32	67
Restaurant relocations	—	(2)	(1)	—	—
Number of restaurants at end of period	1,410	1,350	1,316	1,262	1,230
Average restaurant sales	$2,113	$2,119	$2,106	$2,072	$2,013
Comparable restaurant sales increases	3.8%	4.8%	8.0%	12.7%	11.1%